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                                                                      Exhibit 99

For Immediate Release                  Contact:  Kathleen Bruegenhemke
                                       Senior Vice President, Investor Relations
                                       TEL: 573.761.6100   FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
                        BRANSON DE NOVO BRANCH EXPANSION


         JEFFERSON CITY, MO, February 13, 2004 - Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) announced the filing of a de novo branch application for Branson, MO. This latest addition will increase Exchange National Bancshares' total branch network to 20 locations.

James E. Smith, Chairman & CEO of Exchange National Bancshares, announced that Citizens Union State Bank & Trust, a subsidiary of Exchange National Bancshares, filed an application to establish a branch in Branson, MO. "The new facility is an extension of a strategy to move into rapidly expanding areas." said Mr. Smith.

"Through the efforts of Jim Riggins, our vice president for the southwest Missouri region, and his staff, we now have a solid customer base in southwest Missouri," Smith said. "We are excited about the opportunity to serve existing customers in this new location and to develop new relationships in Branson and the surrounding communities."

Regarding future expansion, Mr. Smith added, "Exchange National Bancshares expects to continue its growth and de novo branching strategy in 2004. While plans for new locations may be subject to change as a result of fluctuations in economic conditions, financial performance and competition, management is pursuing entrance into additional market areas in 2004. The opening of any new location is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approvals and many other conditions and contingencies."

Exchange National Bancshares, a multi-bank holding company headquartered in Jefferson City, Missouri, has total assets of $875 million and trades on the NASDAQ National Market under the symbol "EXJF". Exchange National Bancshares is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Windsor, Collins, Osceola and Springfield; and Osage Valley Bank of Warsaw.

Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.


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